Exhibit 99.1

Transcend Services, Inc.

Press Release Dated April 20, 2005

(five pages follow)

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
404-364-8000

April 20, 2005

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS A 38% INCREASE IN REVENUE

AND TENTH CONSECUTIVE QUARTERLY PROFIT

Atlanta, Georgia TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three months ended March 31, 2005.

For the three months ended March 31, 2005, Transcend reported revenue of $5,319,000, which represents a 38% increase from the comparable prior year quarter. Gross profit as a percentage of revenue decreased to 24% from 27%. Net income decreased to $12,000, or $0.00 per share, from $63,000, or $0.01 per share.

When compared to revenue of $3,901,000 in the fourth quarter of 2004, revenue increased $1,418,000 in the first quarter of 2005 for the following reasons: (1) an increase in revenue of $1,417,000 attributable to the acquisition of Medical Dictation, Inc. (“MDI”) on January 31, 2005; (2) an increase in transcription service revenue of $42,000 attributable to new customers; (3) a net increase in transcription service revenue of $147,000 attributable to customers served during both quarters; (4) a decrease in transcription service revenue of $213,000 attributable to customers that terminated their service contracts during 2004 and the first quarter of 2005; and (5) an increase in other revenue of $25,000.

The deterioration in gross profit as a percentage of revenue from 27% in the first quarter of 2004 and 24% in the first quarter of 2005 is attributable to the following reasons: (1) MDI’s gross profit as a percentage of revenue is lower than Transcend’s historic levels; and (2) competitive pricing pressure from both new and existing customers. Further, Transcend has not yet realized the anticipated favorable effect of its BeyondTXT speech recognition functionality that was introduced in mid-December 2004.

Tom Binion, President and Chief Operating Officer, commented: “MDI is primarily responsible for our growth in revenue. While we only had one small terminated account in the first quarter of 2005, the effect of prior year terminations in the current quarter exceeded the increase in revenue from new and current non-MDI customers. We believe that this negative effect of prior year contract terminations will be more than offset by new account revenue projected to be installed. At present, we have signed, but uninstalled, contracts that represent estimated first year revenue of approximately $5.6 million. We expect these contract installations to be spread over the remainder of 2005. As previously announced, we still expect to use BeyondTXT to produce the majority of our customers’ medical record documentation by the end of 2005. We continue to believe that BeyondTXT will enhance our productivity and improve our financial performance.”

Cash totaled $931,000 as of March 31, 2005, which represents an increase of $473,000 since December 31, 2004. The significant increase in accounts receivable from $1,153,000 as of

December 31, 2004 to $2,539,000 as of March 31, 2005 is attributable to the MDI acquisition. Days revenue in accounts receivable are 20 days as of March 31, 2005, compared to 18 days as of December 31, 2004. Total debt increased from zero as of December 31, 2004 to $5,117,000 as of March 31, 2005 of which $4,500,000 relates to the acquisition of MDI; $125,000 relates to the Company’s strategic initiative to establish a transcription training center in Abilene, Texas; and the remaining $492,000 relates to borrowings under the Company’s line of credit for capital expenditures and working capital purposes.

As previously announced, the Company entered into an Agreement for Financial Assistance with the Development Corporation of Abilene, Inc. (“DCOA”) whereby DCOA committed to provide Transcend with a $1 million forgivable loan for Transcend to establish a transcription training center in Abilene, Texas and to hire 104 transcription professionals. DCOA pre-funded $150,000 of the forgivable loan on March 31, 2005 and funded the remaining $850,000 on April 7, 2005. DCOA and Transcend anticipate that the loan will be settled through job creation incentives earned by Transcend. Transcend earned a $25,000 job creation incentive in March 2005.

Transcend expanded its line of credit from $1.5 million to $2.0 million during the first quarter of 2005 on substantially the same terms and conditions as the previous line of credit with the exception of a requirement to maintain a specified minimum quarter-end balance of cash ($650,000 as of March 31, 2005). The Company had borrowings of $1,492,000 outstanding under its line of credit as of March 31, 2005 of which $1 million relates to the acquisition of MDI. The line of credit expires on April 30, 2006.

Larry Gerdes, Chief Executive Officer, added comments regarding the Company’s operating results and financial condition: “While we were pleased with the performance of MDI, the remainder of our operations did not meet our expectations. To realize our expectations for the remainder of the year, we are focused on retaining our current customers, adding new customers through our internal sales efforts and through acquisitions and ensuring the availability of a sufficient number of medical language specialists to install new accounts on a timely basis. The recent appointment of Bob Alexander as VP of Human Resources, the use of BeyondTXT for an increasing amount of our transcription work and the opening of our Abilene training center in June 2005 should all help ensure the availability of the required number of transcriptionists to support our planned growth. In addition, our recently launched quality program is helping us attract and retain outstanding transcription professionals. We remain committed to using only U.S.-based personnel. Since we have the infrastructure to handle significantly more volume, we expect both a higher level of revenue and the increasing effect of BeyondTXT to improve our gross profit and operating income as percentages of revenue. Even though we have added a significant amount of debt to our balance sheet, we believe that our financial condition remains strong.”

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on April 20, 2005 at 11:00 a.m. EDT. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-1409 (the international dial-in number), enter the conference identification number 5356540 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available through midnight on Saturday, April 23, 2005 by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 5356540 anytime after two hours from the completion time of the conference call on April 20, 2005.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing and custom data center-creation packages.

For more information, visit http://www.transcendservices.com.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended and pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such speak only as of the date made.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts and Percentages

	Three Months Ended March 31,
	2005		2004
	$	% of Rev	$	% of Rev
Revenue	$5,319	100%	$3,867	100%
Direct costs	4,062	76%	2,839	73%

Gross profit	1,257	24%	1,028	27%

Operating expenses:
Marketing and sales	254	5%	248	6%
Research and development	123	2%	105	3%
General and administrative	824	15%	604	16%

Total operating expenses	1,201	23%	957	25%

Operating income	56	1%	71	2%

Other expense	(2)	0%	—	0%
Interest expense, net	(41)	-1%	(8)	0%

Net income before income tax provision	13	0%	63	2%

Provision for income taxes	(1)	0%	—	0%

Net income	$12	0%	$63	2%

Basic earnings per share	$0.00		$0.01

Weighted average shares outstanding - basic EPS	7,401		7,324

Diluted earnings per share	$0.00		$0.01

Weighted average shares outstanding - diluted EPS	7,634		7,667

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

MARCH 31, 2005 and DECEMBER 31, 2004

Amounts in Thousands

	March 31, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$931	$458
Accounts receivable, net	2,539	1,153
Other current assets	207	170
Property and equipment, net	2,017	1,663
Goodwill and other intangible assests	3,974	—
Other assets	178	27

	$9,846	$3,471

LIABILITIES & STOCKHOLDERS’ EQUITY

Short-term debt	$2,784	$0
Accounts payable and accrued expenses	1,680	742
Long-term debt	2,333	—
Stockholders’ equity	3,049	2,729

	$9,846	$3,471